UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): DECEMBER 11, 2025

RYDER SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Florida	1-4364	59-0739250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2333 Ponce de Leon Blvd., Suite 700		33134
Coral Gables,	Florida	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (305) 500-3726

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	R	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 11, 2025, Robert E. Sanchez, Chairman and Chief Executive Officer of Ryder System, Inc. (the “Company”), informed the Company’s Board of Directors (the “Board”) that he will retire as the Company’s Chief Executive Officer, effective as of March 31, 2026, at which time he will assume the role of Executive Chair. As Executive Chair, Mr. Sanchez will continue to serve as Chair of the Board and remain an executive officer of the Company.

That same day, as part of a comprehensive succession planning process, the Board approved the appointment of Mr. John J. Diez, the Company’s current President and Chief Operating Officer, as the Company’s Chief Executive Officer and as a new director to the Board, each effective March 31, 2026. Mr. Diez will serve as a director until the May 2026 annual shareholders’ meeting, at which time he is expected to stand for election by the Company’s shareholders.

In connection with the transition, the Board approved Mr. Sanchez’s compensation as Executive Chair. Mr. Sanchez will receive an annual salary of $800,000 and an annual target bonus opportunity equal to 125% of his salary, each effective March 31, 2026. The target value of Mr. Sanchez’s annual long-term incentive award opportunity will be set at $4,700,000, and will be granted on February 6, 2026 (and he will only be eligible for time-vesting awards). Mr. Sanchez will not receive any severance payments or benefits in connection with his retirement as Chief Executive Officer and his existing severance agreement will remain in effect.

In connection with Mr. Diez’s appointment as Chief Executive Officer, the Board approved increasing his salary to $950,000 and his annual target bonus opportunity to 150% of his salary, each effective March 31, 2026. The target value of Mr. Diez’s annual long-term equity incentive award will also be increased to $6,250,000, and will be granted on February 6, 2026. Mr. Diez will not receive any additional compensation for his service on the Board.

In addition, the Board approved entering into an amended severance agreement with Mr. Diez that will provide for severance benefits substantially similar to those currently provided to Mr. Sanchez in his position as Chief Executive Officer. The severance agreement is expected to provide that (i) if Mr. Diez’s employment is terminated without cause or not in connection with or after a change in control (as each term is defined in the severance agreement), Mr. Diez would receive salary continuation for thirty (30) months and a lump sum bonus equal to two and a half times (2.5x) his target annual bonus and (ii) if such termination occurs in connection with or after a change in control, Mr. Diez would be entitled to a lump sum payment equal to three times (3x) the sum of his base salary on the date of termination plus his target annual bonus.

There is no arrangement or understanding between Mr. Diez and any other person pursuant to which Mr. Diez has been appointed as Chief Executive Officer or as a director to the Board. There are no family relationships between Mr. Diez and any of the Company's directors and executive officers, and Mr. Diez is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Diez’s business experience is set forth in the Company’s 2024 Form 10-K filed with the Securities and Exchange Commission on February 12, 2025 and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure
On December 12, 2025, the Company issued a press release relating to the appointment of Mr. Diez. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated into this Item 7.01 by reference.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01(d) Exhibits
The following exhibits are furnished as part of this report on Form 8-K:

Exhibit 99.1	Press Release issued by Ryder System, Inc. on December 12, 2025.
Exhibit 104	Cover Page Interactive Data File - The Cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2025	RYDER SYSTEM, INC. (Registrant)
	By:	/s/ Robert D. Fatovic
Robert D. Fatovic Executive Vice President, Chief Legal Officer and Corporate Secretary